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                                                                    Exhibit 10.1


                    STOCK PURCHASE AND TERMINATION AGREEMENT



                         dated as of February 27, 1998



                                 by and between



                              NEVASA HOLDINGS LTD.
                              CORPORACION IMPSA SA
                               MILITELLO LIMITED
                       ROTLING INTERNATIONAL CORPORATION
                            RICARDO ANIBAL VERDAGUER
                           ROBERTO ABEL VIVO CHANETON
                               IMPSAT CORPORATION
                                   IMPSAT SA



                                      and



                       STET INTERNATIONAL NETHERLANDS NV


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                    STOCK PURCHASE AND TERMINATION AGREEMENT

This Stock Purchase and Termination Agreement (this "Agreement") is dated February 27, 1998 by and between

1. NEVASA HOLDINGS LTD., a corporation organized and existing under the laws of the Republic of Ireland ("Nevasa"), having its registered office at First Floor, 17 Dame Street, Dublin 2;

2. CORPORACION IMPSA SA, a corporation organized and existing under the laws of the Republic of Argentina ("CORIM"), having its headquarters at Av. E. Madero 940, 19th Floor, Buenos Aires;

3. MILITELLO LIMITED, a corporation organized and existing under the laws of Tortola, British Virgin Islands ("Militello"), having its registered office at ATC Trustees (BVI) Limited, Road Town, Tortola, British Virgin Islands;

4. ROTLING INTERNATIONAL CORPORATION, a corporation organized and existing under the laws of Tortola, British Virgin Islands ("Rotling"), having its registered office at Sucre & Sucre Trust Limited, Chera Chambers, Road Town, Tortola, British Virgin Islands;

5. MR RICARDO ANIBAL VERDAGUER, an individual ("Verdaguer"), residing at Alferez Pareja 256, Buenos Aires, Argentina;

6. MR ROBERTO ABEL VIVO CHANETON, an individual ("Vivo"), residing at Alferez Pareja 256, Buenos Aires, Argentina;

7. IMPSAT CORPORATION., a corporation organized and existing under the laws of the State of Delaware, United States of America (the "Company"), having its headquarters at Corporation Trust Center, 209 Orange Street, Wilmington, Country of Newcastle, Delaware, United States of America; and

8. IMPSAT SA., a corporation organized and existing under the laws of the Republic of Argentina ; ("IMPSAT Argentina"), having its headquarters at Alferez Pareja 256, Buenos Aires.

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(CORIM, Militello, Rotling, Verdaguer and Vivo being hereinafter referred to collectively as "Grupo A")

                                      and

STET INTERNATIONAL NETHERLANDS NV, a corporation organized and existing under the laws of The Netherlands ("STET"), having its registered office in 3111 Strawinskylaan, 'Atrium', 6th Floor, Amsterdam.


                                  WITNESSETH:

- WHEREAS, STET is the owner of 25,198,160 SHARES, par value U.S.$1.00 per share, of the Class A voting common stock (the "Company Shares") of the Company, and of 33 SHARES, par value P$ 0.01 per share, of the Class B voting common stock (the "IMPSAT Shares") of IMPSAT S.A., (the Company Shares and the IMPSAT Shares being referred to collectively as the "Shares");

- WHEREAS, Nevasa wishes to purchase from STET, and STET wishes to sell to Nevasa, the Shares for an aggregate purchase price of U.S.$ 125,000,000 (one hundred and twenty five million Dollars) (the "Purchase Price"), in each case in accordance with the terms and conditions set forth in this Agreement;

- WHEREAS, Nevasa, Grupo A, and STET are parties to a Shareholders Agreement, dated as of December 16, 1994, as amended (the "Shareholders Agreement") annexed hereto as Exhibit 1 relating to the ownership of the capital stock of, and certain management rights in respect of, the Company;

- WHEREAS, Nevasa each Person in Grupo A and STET wish to terminate the Shareholders Agreement with effect from the Closing Date; and

- WHEREAS, Grupo A are parties to this Agreement for the purposes, inter alia, of terminating the Shareholders' Agreement with effect from the Closing Date.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as


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follows:


                            SECTION 1 - DEFINITIONS.

SECTION 1.1 DEFINITIONS. In addition to other terms defined elsewhere herein, the following terms shall have the meanings assigned to them below (such terms to be equally applicable to both singular and plural forms of the terms defined or referred to):

"AFFILIATE" or "affiliate" shall mean, with respect to any specified Person, any Person directly or indirectly controlling, controlled by, or under common control with, such specified Person; provided that in the case of a Person who is an individual, such terms shall also include members of such specified Person's immediate family.

"ARGENTINA" shall mean the Republic of Argentina.

"BUSINESS DAY" shall mean any day other than a Saturday, Sunday or legal holiday on which banking institutions in New York City, United States of America are open for the transaction of normal banking business.

"CLOSING" shall have the meaning ascribed to such term in Section 2.2 hereof.

"CLOSING DATE" shall have the meaning ascribed to such term in Section 2.2 hereof.

"CNV" shall mean the Comision Nacional de Valores of Argentina.

"CONTROL" or "control" when used with respect to any Person, shall mean the power to direct the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"U.S.$" and "DOLLARS" shall mean the lawful currency of the United States of America.

"FCC" shall mean the United States Federal Communications Commission.


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                                        3



"GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including, without limitation, the CNV and the FCC.

"GOVERNMENTAL AUTHORIZATIONS" shall mean any approvals, authorizations, permits, consents, exemptions and licenses and other actions of or by, and notices to or filings or registrations with, any Governmental Authority.

"IRS" shall mean the United States Internal Revenue Service or any successor, agency, and, to the extent relevant, the United States Department of the Treasury.

"LIEN" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

"PERSON" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of whatever nature.

"P$" shall mean the lawful currency of Argentina.

"REPRESENTATIVE" shall mean, with respect to a particular Person, any director, officer, employee, general partner, limited partner, co-owner, member, nominee, managing director or controlling Person of such Person.

"SUBSIDIARY" shall mean, with respect to any Person, any Person directly or indirectly controlled by such Person. For purposes of this definition, "control" of a Person means the power, direct or indirect, to vote more than fifty percent (50%) of the securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.


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
    "TRANSFER" or "TRANSFER" shall mean any direct or indirect sale, assignment, mortgage, transfer, pledge, gift, hypothecation or other disposition of or transfer of capital stock. The term "Transfer" used as a verb has a corresponding meaning.


                  SECTION 2 - TRANSFER OF SHARES AND CLOSING.

    Section 2.1  Transfer of Shares

(a) At the Closing provided for in Section 2.2 STET shall transfer to Nevasa or any designated asignee (as specified in Section 9.8 below), free and clear of any Liens, the Shares along with all rights and privileges in the respect of the Shares (including without limitation, any existing or future rights to dividends, distribution, royalties, fees or other amounts payable or owning to STET in respect of the Shares or the Shareholders' Agreement) and Nevasa or any designated asignee shall purchase the Shares for the Purchase Price.

(b) The Purchase Price shall be paid by Nevasa as follows. At the Closing, Nevasa shall deliver to STET U.S.$125.000.000 in inmediately available funds by wire transfer to an account designated by STET (the "STET Account") no later than the third Business Day prior to the Closing Date at a bank in the City of New York, State of New York, United States of America.

    Section 2.2 Closing

    The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. on march 16, 1998, or 10 a.m. on March 19, 1998, if any of the parties request so by giving writen notice of suchto the other parties at least 3 (three) Business Days prior to March 16, or such other date 8which shall be a Business Day) as shall be agreed to between Nevasa and STET (the "Closing Date") at the offices of Arnold & Poter, 399 Park Avenue, New York City, New York, United States of America. At the Closing, the following events shall take place:

(a) STET shall deliver to Nevasa a copy of the minutes of a meeting of its board of directors authorizing the execution and performance by STET of this Agreement (including the termination of the Shareholders' Agreement) and any


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


     documents to be entered into at Closing to which it is a party together with:

     (i) a certificate issued by a civil law notary stating that the photocopy of such minutes attached to such certificate is a true copy of the original; and

     (ii) a certificate issued by a civil law notary that the person who has signed any powers of attorney on behalf of STET is duly authorized to represent STET;

(b) Nevasa shall deliver to STET a copy of the minutes of a duly held meeting of its board of directors authorizing the execution and performance by Nevasa of this Agreement (including the termination of the Shareholders' Agreement) and any documents to be entered into at Closing to which it is a party, certified as correct by the secretary of Nevasa together with any power of attorney granted thereunder, if any;

(c) CORIM shall deliver to STET a certified copy of the minutes of a duly held meeting of its board of directors authorizing the execution and performance by CORIM of this Agreement (including the termination of the Shareholders' Agreement) and any documents to be entered into at Closing to which it is a party, together with any power of attorney granted thereunder, if any;

(d) Militello shall deliver to STET a certified copy of the minutes of a duly held meeting of its board of directors authorizing the execution and performance by Militello of this Agreement (including the termination of the Shareholders' Agreement) and any documents to be entered into at Closing to which it is a party, together with any power of attorney granted thereunder, if any;

(e) Rotling shall deliver to STET a certified copy of the minutes of a duly held meeting of its board of directors authorizing the execution and performance by Rotling of this Agreement (including the termination of the Shareholders' Agreement) and any documents to be entered into at Closing to which it is a party, together with any power of attorney granted thereunder, if any;

(f) The Company shall deliver to STET a certified copy of the minutes of a duly held meeting of its board of directors authorizing the execution and performance by the Company of this Agreement and any documents to be entered into at Closing to which it is a party, certified as correct by the



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
     secretary of the Company, together with any power of attorney granted thereunder, if any;

(g) IMPSAT Argentina shall deliver to STET a certified copy of the minutes of a duly held meeting of its board of directors authorizing the execution and performance by IMPSAT Argentina of this Agreement and any documents to be entered into at Closing to which it is a party, together with any power of attorney granted thereunder, if any;

(h) Nevasa shall pay the Purchase Price to STET in inmediately available funds by wire transfer to the STET Account designated in acordance with Section 2.1(b) hereof;

(i) STET, after having received confirmation from its bank that the Purchase Price has been irrevocably credited to the STET Account, shall deliver to Nevasa or its designated asignee certificates representing the Shares, together with any endorsements or stock powers necessary for the registration of the transfer of such Shares to Nevasa or its designated asignee;

(j) In respect of the IMSAT Shares, STET shall deliver to IMPSAT Argentina written notice of the transfer of such IMPSAT Shares, and, upon receipt thereof Nevasa shall procure that a board meeting of IMPSAT Argentina be held at which it shall be resolved that:

     (i) the transfer be registered in the Stock Ledgers of IMPSAT Argentina (the "Libro Registro de Acciones");

     (ii) the resignations of the representatives of STET as directors of IMPSAT Argentina (as referred to in Section 2.2 (k) below) be tendered and accepted so as to take effect at Closing; and

     (iii) a shareholders' meeting of IMPSAT Argentina be convened and held at which it be resolved that :

           (a) each of the persons nominated by Nevasa shall be appointed directors of IMPSAT Argentina, as Nevasa shall direct; and



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



    (b) the action taken by each of the representatives of STET resigning as directors of IMPSAT Argentina up to the Closing Date shall be approved; and

(k) All representatives of STET shall resign effective at the Closing Date from their positions as directors of the Company, IMPSAT Argentina or any other Subsidiaries of the Company and STET shall deliver to Nevasa such resignations letters, reflecting such resignations. The resignation letters shall be substantially in the form of Exhibit 2 hereto.


Section 2.3  Termination of Shareholders Agreement.

Effective as of the Closing Date, and subject to the terms and conditions of this Agreement, each of STET, Nevasa and Grupo A agree that the Shareholders Agreement shall be terminated in its entirety and be of no further force and effect. Not withstanding the provision made in Clause 19 (Survival) of the Share Holders Agreemnet, the parties hereto acknowledge and agree that this Agreement shall terminate whith regard to Clause 10 (Confidentiality) and Clause 13 (Applicable Law) of the Shareholders' Agreement.

Section 2.4  Further Actions.

In addition to the matters set forth above in this Section 2, the parties hereto prior to, at or after the Closing Date shall do and perform or cause to be done and performed all such further reasonable acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents reasonably necessary, proper or advisable to give full legal effect to the transactions specified in Section 2 and to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.


                        SECTION 3 - CONDITIONS PRECEDENT

Section 3.1  Conditions to Obligations of Nevasa.

The obligations of Nevasa to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by Nevasa in writing delivered to



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STET), on or prior to the Closing Date, of each of the following conditions:

(a) the representations and warranties of STET contained herein shall have been true and correct in all material respects when made and shall be repeated and be true and correct in all material respects as of the Closing Date, and STET shall have delivered a certificate from one of its duly authorized officers certifying to the foregoing in the form of Exhibit 3 ;

(b) STET shall have performed and complied with in all material respects all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing Date; and

(c) all Governmental Authorizations and all approvals of, or filings with, any other Person required to be obtained or made by STET in connection with the execution, delivery and performance by STET of this Agreement shall have been obtained or made by STET and shall be in full force and effect.

Section 3.2  Conditions to Obligations of STET.

The obligations of STET to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by STET in writing delivered to Nevasa), on or prior to the Closing Date, of each of the following conditions:

(a) the representations and warranties of Nevasa contained herein shall have been true and correct in all material respects when made and shall be repeated and be true and correct in all material respects as of the Closing Date with respect to Nevasa and its designated asignee and Nevasa and its designated asignee shall have delivered a certificate from one of its duly authorized officers certifying to the foregoing in the form of Exhibit 3 for Nevasa and in the for of Exhibit 4 for its designated asignee, if any ;

(b) Nevasa and its designated asignee shall have performed and complied with in all material respects all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing Date;

(c) All Governmental Authorizations and all approvals of, or filings with, any other Person required to be obtained or made by Nevasa and its designated



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    asignee in connection with the execution, delivery and performance by Nevasa of this Agreement shall have been obtained or made by Nevasa and shall be in full force and effect; and

(d) Nevasa shall procure that the Company shall execute a certificate in the form of Exhibit 5 to this Agreement and mail the respective notice to the IRS giving evidence to STET of such mailing.


Section 3.3  Conditions to Obligations of the Parties.

The obligations of Nevasa and STET to consummate the transactions contemplated by this Agreement shall be subject to the condition that there shall be no judgment, order or decree of any court and no order, notice or regulation of any applicable Governmental Authority in effect and, no material or significant third party litigation, proceeding, or investigation pending or threatened before any court or Governmental Authority having jurisdiction over the matter or any of the parties hereto in each case that would restrain, prohibit or seek to restrain or prohibit the consummation of the transactions contemplated by this Agreement in any material respect.

                              SECTION 4 - PAYMENTS

Section 4.1  No Set-Off, Etc.

Except as required by applicable law, all payments to be made pursuant to this Agreement shall be made in the currency in which such amount is stated to be due and payable without set-off or counterclaim. In the event of any deduction or withholding for or on account of, or any other required payment of any taxes, levies, imposts, duties, fees, assessments, restrictions, conditions or other charges of whatever nature (including any registration, stamp, documentary or similar taxes, fees or charges) (collectively "Taxes"), are due and payable in respect of the payment of the Purchase Price and the transfer of the Shares, STET shall be responsible for the payment of all such Taxes and all interest, penalties or similar liabilities with respect thereto required by law to be paid by the seller of the Shares and Nevasa shall be responsible for the payment of all such Taxes and all interest, penalties or similar liabilities with respect thereto, required by law to be paid by the buyer of the Shares.



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                   SECTION 5 - REPRESENTATIONS AND WARRANTIES

Section 5.1  Representations and Warranties of STET.

STET hereby represents and warrants to Nevasa as follows:

(a) STET is a corporation duly organized, validly existing under the laws of The Netherlands, with full power and authority to execute, deliver and perform its obligations under this Agreement, including all documents executed or to be executed in connection herewith or therewith;

(b) This Agreement and all documents executed or to be executed in connection herewith have been, or as of the date of such execution will be, duly and validly authorized, executed and delivered by STET;

(c) Neither the execution, delivery and performance of this Agreement and all documents executed or to be executed in connection herewith by STET violates, has resulted or will result in a breach of any of, or constitutes a default (or an event which with or without notice and/or lapse of time would constitute a default) under, STET's organizational documents or by-laws, or any agreement or instrument to which STET is a party or by which STET or its assets or revenues are bound, or any statute, order, rule or regulation of any court or other Governmental Authority applicable to STET;

(d) This Agreement and all documents executed or to be executed in connection herewith are the legal, valid and binding obligations of STET, enforceable against STET in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights generally, moratorium laws from time to time in effect, and by equitable principles restricting the availability of equitable remedies; and

(e) The Shares are owned beneficially and legally by STET and will be transferred to Nevasa or its designated asignee on the Closing Date free and clear of any Liens.

Section 5.2  Representations and Warranties of Nevasa.



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Nevasa hereby represents and warrants to STET as follows:

(a) Nevasa is a corporation duly organized and, validly existing under the laws of the Republic of Ireland, with full power and authority to execute, deliver and perform its obligations under this Agreement, including all documents executed or to be executed in connection herewith and therewith;

(b) This Agreement and all documents executed or to be executed in connection herewith and therewith have been, or as of the date of such execution will be, duly and validly authorized, executed and delivered by Nevasa;

(c) Neither the execution, delivery and performance of this Agreement and all documents executed or to be executed in connection herewith by Nevasa violates, has resulted or will result in a breach of any of, or constitutes a default (or an event which with or without notice and/or lapse of time would constitute a default) under, Nevasa's Memorandum of Incorporation and Articles of Association, or any agreement or instrument to which Nevasa is a party or by which Nevasa or its assets or revenues are bound, or any statute, order, rule or regulation of any court or other Governmental Authority applicable to Nevasa; and

(d) This Agreement and all documents executed or to be executed in connection herewith are the legal, valid and binding obligations of Nevasa, enforceable against Nevasa in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights generally, moratorium laws from time to time in effect, and by equitable principles restricting the availability of equitable remedies.

                             SECTION 6 - COVENANTS

Section 6.1  Confidentiality of Information.

For a period of three years from the Closing Date, STET shall not, and shall ensure that its directors, officers and employees shall not, use, disclose or otherwise make public for any and all purposes, any information, facts or discoveries (including, without limitation any business, financial and technical


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


information and data) (collectively "Information"), developed, gained or obtained as a result of, or in the performance of, the Shareholders Agreement or by virtue of STET's ownership interest in or representation on the Board of Directors of the Company, IMPSAT Argentina and any other Subsidiary of the Company (including for this purpose IMPSAT Comunicacoes Ltda. ("IMPSAT do Brasil"), and STET shall ensure that all such Information shall be held strictly confidential by STET and all of its directors, officers and employees. The foregoing restrictions shall not apply to any Information that: (a) has become or becomes publicly available other than as a result of any action or omission by STET or any of its directors, officers or employees in violation of this Agreement; (b) has been known or developed independently by STET or its Affiliates or Representatives prior to the receipt of any such Information from the Company, IMPSAT Argentina or any such other Subsidiary of the Company; or
(c) is required by law to be disclosed to any Governmental Authority or STET is obliged to produce under order of a court of competent jurisdiction; provided, however, that prior to making any such disclosure to any Governmental Authority STET shall provide Nevasa with prior written notice and, where reasonably practicable, provide Nevasa an opportunity so that Nevasa, the Company or IMPSAT Argentina may seek (with STET's cooperation, if so requested by Nevasa) a protective order or other appropriate remedy.

Section 6.2  Solicitation of Employees.

For a period of two years from the Closing Date, STET shall not and shall use its reasonable efforts to ensure that its Affiliates and Representatives shall not initiate or mantain contact with any present or former employee of the Company or any of its Subsidiaries (including for this purpose IMPSAT do Brasil) regarding any non-public information relating to the business, prospects, operations or finances of the Company and its Subsidiaries, or hire or seek to hire any such present or former employee (the latter having left the Company or any of its Affiliates within the last two years of such hiring) in any capacity, or induce or seek to induce any present employee to leave such employment

Section 6.3  No Disparagement.

Nevasa and STET shall not, and shall use their reasonable efforts to ensure that each of their respective Affiliates and Representatives shall not, make or publish any disparaging statements, whether verbal or written, regarding any other party



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

hereto (or such other party's Affiliates, directors, officers, employees, exclusive agents, products, services or business capabilities) which materially adversely affects the goodwill or business of such other party ; however, any truthful statement made, given or communicated to any Governmental Authority shall not be deemed to be diparaging.

Section 6.4  Equitable Remedies.

STET acknowledges that the payment of the Purchase Price includes consideration for the obligations of STET contained in Sections 6.1, 6.2 hereof, and the parties agree that Sections 6.1, 6.2 hereof may be enforced by a mandatory injunction or other form of equitable relief appropriate and applicable to ensure its specific performance, but these rights shall not be construed as a limitation of any other available remedies.

                    SECTION 7 - RELEASES AND INDEMNIFICATION

Section 7.1  Releases and Indemnities of the Nevasa Released Parties.

(a) Effective as of the Closing Date, STET and each of its Affiliates and Representatives (the "STET Releasing Parties") shall hereby voluntarily, knowingly, finally and irrevocably release, relinquish, waive and forever discharge Nevasa, each Person in Grupo A., the Company, IMPSAT Argentina, all other Subsidiaries of the Company and their respective Affiliates and Representatives (the "Nevasa Released Parties") from any and all legal, equitable or other claims, actions, proceedings, causes of action, suits, debts, contracts, controversies, agreements, promises, damages, judgments, executions, demands and liabilities of any nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent (collectively, "Claims"), that any of the STET Releasing Parties possesses or could possess or has asserted or could have asserted against any of the Nevasa Released Parties with respect to, in connection with, or in any way related to or arising out of the Shareholders Agreement, any actions or omissions by any of the Nevasa Released Parties with respect to the Company or IMPSAT Argentina (including actions and omissions by any Affiliates of the Nevasa Released Parties in any capacity as Representatives or agents of the Company, IMPSAT Argentina or any other Subsidiary of the Company), and each of the STET Releasing Parties agrees not to assert against any of the Nevasa Released



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


    Parties any such Claims, excepting only any Claims arising by virtue of any violation or threatened violation of this Agreement.

    The parties acknowledge and agree that the releases described in the foregoing sentence shall not apply in respect of the of U.S.$810,000 and U.S.$60,000 due and payable under invoices dated February 11, 1998 and numbered 3/71 and 4/71, by Resis Ingenieria S.A. to STET International S.p.A. and /or STET with respect to certain Stet Representatives seconded to the Company.

(b) Each of the Nevasa Released Parties hereby agrees to indemnify and hold harmless each of the STET Released Parties (as defined below) and their respective directors, officers, agents, and employees (each, a "STET Indemnitee") from any losses, liability, loss, cost, expense (including all reasonable attorneys' fees), penalties, assessments or fines (including all actions or claims in respect thereof (collectively, "Losses") that may be imposed on, incurred by or asserted against any STET Indemnitee arising out or resulting from or by reason of any breach by Nevasa of any representation, warranty, covenant or other provision contained in this Agreement or any document to be delivered pursuant to this Agreement.

    For the avoidance of doubt and notwithstanding the foregoing, each of the Company Releasing Parties (as defined below) hereby accepts to indemnify and hold harmless each of STET's Representatives who served as directors or officers of the Company or any of its Affiliates to the extent that such directors or officers were indemnified under Section 10 of Article 3 of the By-laws of the Company

Section 7.2  Releases and Indemnities of STET.

(a) Effective as of the Closing Date, each of Nevasa, each Person in Grupo A, the Company, IMPSAT Argentina and their respective Affiliates and Representatives (the "Company Releasing Parties") shall hereby voluntarily, knowingly, finally and irrevocably release, relinquish, waive and forever discharge STET and its Affiliates and Representatives (the "STET Released Parties") from any and all Claims that any of the Company Releasing Parties possesses or could possess or has asserted or could have asserted against any of the STET Released Parties with respect to, in connection with, or in any way related to or arising out of, the Shareholders Agreement, any actions or omissions by any of the STET Released

    Parties with respect to the Company, or any of its Affiliates (including actions and omissions by any of the STET Released Parties in any capacities as Representatives or agents of the Company, IMPSAT Argentina or any other Subsidiary of the Company), and each of the Company Releasing Parties agrees not to assert against any of the STET Released Parties any such Claim, excepting only any Claim arising by virtue of any violation or threatened violation of this Agreement.

(b) STET hereby agrees to indemnity and hold harmless each of the Nevasa Released Parties and their respective directors, officers, agents, and employees (each, a "Nevasa Indemnitee") from any Losses that may be imposed on, incurred by or asserted against any Nevasa Indemnitee arising out or resulting from or by reason of any breach by STET of any representation, warranty, covenant or other agreement contained in this Agreement.

Section 7.3 Scope of Releases

The releases provided for in section 7.1 and 7.2 hereof shall not apply in respect of any liability of a Nevasa Released Party or a STET Released Party that arises out of or relates to any written agreement, contract, obligation, promise, or undertaking between a Company Releasing Parties and a STET Releasing Party for the purchase and sale of goods or services or any other such commercial undertaking.

                            SECTION 8 - TERMINATION

Section 8.1 Grounds for Termination. This Agreement may be terminated at any time on or before the Closing Date by;

(a) The written agreement of Nevasa and STET;

(b) Nevasa, upon ten (10) Business Days' prior written notice, upon the breach by STET of any of its representations, warranties, covenants or agreements contained in this Agreement or in the event that STET should fail to cause to occur any condition that is a condition precedent to the obligations of Nevasa hereunder or if satisfaction of such a condition is or becomes unlikely to be attainable by STET before the Closing Date (other than through the failure of Nevasa to comply with its obligations under this Agreement) and Nevasa has not waived such condition or breach on or before the Closing Date; provided, however, that STET shall have a period of ten (10) Business Days to cure or correct any such breach or to cause to occur any such condition;

(c) STET, upon ten (10) Business Days' prior written notice, upon the breach by Nevasa of any of its representations, warranties, covenants or agreements contained in this Agreement or in the event that Nevasa should fail to cause to occur any condition that is a condition precedent to the obligations of Nevasa hereunder; or if satisfaction of such a condition is or becomes unlikely to be attainable by Nevasa before the Closing Date (other than through the failure of STET to comply with its obligations under this Agreement) and STET has not waived such condition or breach on or before the Closing Date; provided, however, that Nevasa shall have a period of ten (10) Business Days to cure or correct any such breach or to cause to occur any such condition.


                           SECTION 9 - MISCELLANEOUS

Section 9.1  Amendments; Waivers.

(a) No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by Nevasa and STET, and no waiver of any provision of this Agreement, nor consent to any departure by any party hereto, shall be effective unless it is in writing and signed by Nevasa and STET, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

(b) No failure on the part of any party to exercise, and no delay in exercising, any right, power or privilege hereunder or under any document referred to in this Agreement shall operate as a waiver thereof by such party, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of each party provided herein and in the documents referred to in this Agreement (i) are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law, and (ii) are not conditional or contingent on any attempt by such party to exercise any of its rights under any of the documents referred to in this Agreement against the other party or any other entity.

Section 9.2  Notices.

Except as expressly set forth herein, all demands, notices, requests, consents, and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service or messenger, or sent by overnight delivery service or facsimile transmission, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following parties:

(i)   in the case of Nevasa:
NEVASA HOLDINGS LTD.
Address: Av. E. Madero 940-19th Floor
     Buenos Aires - Argentina
Attention: Mr. Enrique Pescarmona
Telecopy No.: + 54 1 316 8868;

(ii)  in the case of Grupo A
GRUPO A
Address: Av. E. Madero 940-19th Floor
     Buenos Aires - Argentina
Attention: Mr. Enrique Pescarmona
Telecopy No.: + 54 1 316 8868;

(iii) in the case of STET:
STET INTERNATIONAL NETHERLANDS NV
Address: Strawiskylaan 6th Floor
     'Atrium' 3111
     ZX 1077 Amsterdam - the Netherlands
Attention: Chief Executive Officer
Telecopy No.:+ 31 20 3011101.

(iv)  in case of the Company
IMPSAT CORPORATION
Address: Alferez Pareja 256
     Buenos Aires - Argentina
Attention: Chief Executive Officer
Telecopy No: +54 1 362 5030

(v) in case of IMPSAT Argentina
IMPSAT Argentina S.A.
Address: Alferez Pareja 256
     Buenos Aires - Argentina
Attention: Chief Executive Officer
Telecopy No: +54 1 362 5030

All demands, requests, consents, notices and communication shall be deemed to have been received if addressed in the manner described above, (i) at the time of actual delivery thereof by hand, by courier service or by facsimile transmission, or (ii) if sent by overnight delivery service, three (3) Business Days after deposit thereof with such delivery service.

Section 9.3  Governing Law.

This Agreement shall be construed and the obligations of the parties thereunder shall be determined in accordance with the Laws of the State of New York, United States of America.

Section 9.4 Arbitration.

(a) In the event that any dispute, disagreement, controversy, question or claim arises out of or in connection with this Agreement, including without limitation any question relating to its existence, validity, application, interpretation, performance, breach, termination and /or enforcement (a "Dispute"), any party may give written notice to the other parties requiring them to seek to reach an amicable settlement of the Dispute. If no amicable settlement is reached within 3 business Days of such notice, the Dispute shall be referred to and finally resolved by Arbitration under the International Arbitration Rules of the American Arbitration Association (the "Rules"), which Rules are deemed to be incorporated by reference into this Section.

(b) The tribunal (the "Tribunal") shall consist of three arbitrators (the "Arbitrators", and each an "Arbitrator"). If there are only two parties to the Dispute, the claimant (the "Claimant") shall designate an Arbitrator in the notice of arbitration which shall be sent to the respondent (the "Respondent") and the Respondent shall designate an Arbitrator within 15 days of receipt of such notice of arbitration. The party designated Arbitrators shall designate the third Arbitrator, who shall be the chairman of the Tribunal within 30 days of the Respondent's designation of its party Arbitrator. If a party or the party - designated Arbitrators should fail to make a designation(s) within the time limits set out above, the administrator shall make the appropriate designation(s) on their behalf. If there is more than one Claimant party and /or more than one Respondent party, the Claimant paries shall together designate one Arbitrator in the notice of arbitration and the Respondent parties shall together designate one Arbitrator within 15 days of the receipt by the last of them , of the designation of the Claimant's party Arbitrator. If the Claimant parties or the Respondent parties fail to make a designation within the time limits set out above, the administrator shall designate all three Arbitrators. However, if only the party - designated Arbitrators fail to make a designation within the required time, the parties' designations shall stand and the administration shall only designate the chairman.

(c) If any Dispute raises issues which are substantially the same as or connected with issues raised in a Dispute which has already been referred to arbitration (an "Existing Dispute"), or arises out of substantially the same facts as are subject of an Existing Dispute (a "Related Dispute"), the Arbitrators appointed or to be appointed in respect of any such Existing Dispute shall also be appointed as the Arbitrators in respect of any Related Dispute.

(d) The Tribunal upon the request of one of the parties to a Dispute or a party to this Agreement which itself wishes to be joined in any arbitration proceedings in relation to a Dispute may join any party to this Agreement to any arbitration proceedings in relation to such Dispute and may make a single, final award determining the Dispute between them. Each of the parties to this Agreement hereby consents to be joined to any arbitration proceedings in relation to any Dispute at the request of a party to such Dispute.

(e) Where pursuant to the above provisions, the same Arbitrators have been appointed in relation to two or more Disputes, the Arbitrators may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the Disputes order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the Arbitrators see fit. The Arbitrators shall have power to make such directions and any provisional, interim or partial award as they consider just and desirable.

(f) The parties agree that any Arbitrators chosen pursuant to this Section 9.4 will not in any manner be related to or affiliated with any of the parties involved in such arbitration.

(g) Except as otherwise set out in this Section, the arbitration proceedings shall be conducted in accordance with, and shall be subject to the Rules. The location of any arbitration proceedings will be New York, United States of America and any arbitration proceedings shall be conducted in English and all arbitration awards hereunder shall be rendered and paid in Dollars.

(h) The determination of the Arbitrators shall be conclusive and binding upon the parties to such arbitration proceedings.

(i) The expenses of each party, including legal and accounting fees, if any, with respect to any arbitration proceeding shall be borne by such party, except to the extent otherwise directed by the Arbitrators, who shall endeavour to allocate them among the disputing parties based upon the relative merits of their cases. The Arbitrators shall designate the party to bear the expenses of the Arbitrators or the respective amounts of such expenses to be borne by each party.


Section 9.5  Confidentiality.

Each party agrees that, without the prior written consent of the other parties hereto, it shall not disclose the terms of this Agreement to any person or entity, except (i) as may be required by law or regulation, or by an order, judgment or decree of a court or other governmental authority of competent jurisdiction, (ii) to such party's Affiliates, employees, partners, agents, attorneys, representatives, officers, trustees, directors, accountants and investment advisors who have legitimate business reason for such information and are informed in writing of the confidential nature of such information or
(iii) as may be required to be disclosed to governmental, regulatory or other official institutions, or to investment or commercial banks or other financial institutions (and their advisors and representatives) in connection with any contemplate financing transaction.

Section 9.6  Costs and Expenses.

Except as otherwise specifically provided in this Agreement each party to this Agreement shall bear its own costs and expenses (including but not limited to attorneys' fees and expenses) in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

In the event this Agreement is terminated by either of Nevasa or STET pursuant to Section 8.1(b) or (c), as applicable, STET or Nevasa as the case may be, shall reimburse the terminating party in respect of the costs and expenses (including but not limited to attorneys' fees and expenses) incurred by such terminating party up to the date of termination in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

Section 9.7  Counterpart Execution; Entire Agreement.

This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute one agreement binding all of the parties hereto.

This Agreement (together with the documents refered to herein) contains the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior negotiations, representations, agreements and understandings, whether oral or written, between the parties hereto with respect to its subject matter.

Section 9.8 Assignment.

Neither party may assign any of its rights under this Agreement without the prior written consent of the other parties, except that Nevasa may assign any of its rights under this Agreement, including its right to purchase Shares, to any wholly owned joint stock company of Nevasa. In such case Nevasa shall notify STET in writing of the permited assignement at least 7 (seven) days before the Closing Date. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and injure to the benefit of the successors and permited assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their succesors and assigns. Obligations under this Agreement shall not be assignable and, for the avoidance of doubt, no assignmet of this Agreement or any of the rights thereunder shall release the assignor from its obligation under this Agreement.

Section 9.9 Severability.

If any provision of this Agreement is held invalid or unforceable by any court or other body of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unforceable only in part or degree will remain in full force and effect to the extent not held invalid or unforceable.


IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of each of the parties on the day and year first above written.


        NEVASA Holdings Ltd.          STET International Netherlands NV


        By:_________________________  By: _________________________
        Name:ENRIQUE M. PESCARMONA    Name: MASSIMO MASINI
        Title: PRESIDENT              Title: CEO

        CORPORACION IMPSA, S.A.       MILITELLO LIMITED


        By:_________________________  By:_________________________
        Name:ENRIQUE M. PESCARMONA    Name:ROBERTO A. VIVO CHANETON
        Title: PRESIDENT              Title: DIRECTOR

        ROTLING INTERNATIONAL         ROBERTO A. VIVO CHANETON
        CORPORATION

        By: ________________________  By:___________________________

        Name: RICARDO A. VEDAGUER
        Title: PRESIDENT

        Ricardo A. Verdaguer          IMPSAT CORPORATION


        By:_________________________  By:_________________________
                                      Name:RICARDO A. VERDAGUER
                                      Title: PRESIDENT

       IMPSAT S.A.

       By:_________________________
       Name: RICARDO A. VERDAGUER
       Title: PRESIDENT